Exhibit 12-A

               Chrysler Financial Corporation and Subsidiaries
             Computations of Ratios of Earnings to Fixed Charges
                            (dollars in millions)

                                                           Nine Months Ended
                                                             September 30,
                                                      --------------------------
                                                         1998            1997
                                                      ----------      ----------
Net earnings before cumulative effect of
 changes in accounting principles                     $      344      $      307

 Add back:
  Taxes on income                                            174             158
  Fixed charges                                              735             622
                                                      ----------      ----------
   Earnings available for fixed charges               $    1,253      $    1,087
                                                      ==========      ==========


 Fixed charges:
  Interest expense                                    $      724      $      609
  Rent                                                        11              13
                                                      ----------      ----------
   Total fixed charges                                $      735      $      622
                                                      ==========      ==========

Ratio of earnings to fixed charges                          1.70            1.75
                                                      ==========      ==========

The ratio of earnings to fixed charges is computed by dividing earnings available for fixed charges by total fixed charges. Fixed charges consist of interest, amortization of debt discount and expense, and rentals. Rentals included in fixed charges are the portion of total rent expense representative of the interest factor (deemed to be one-third).